Exhibit 99.1

Contact: Joyce Strand (650) 631-3138

Nektar Therapeutics Announces Proposed Issuance of Convertible Subordinated Notes

San Carlos, CA, September 21, 2005 – Nektar Therapeutics (Nasdaq:NKTR) today announced that it intends to offer, subject to market and other conditions, $200 million aggregate principal amount of convertible subordinated notes due 2012, in a private offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. Nektar intends to grant the initial purchasers a 30-day option to purchase up to an additional $50 million of notes to cover over-allotments. The notes will be convertible into shares of Nektar’s common stock.

The net proceeds of the offering may be used by Nektar to fund possible repurchases of its outstanding convertible subordinated notes in transactions from a limited number of holders in privately negotiated transactions or in unsolicited open market transactions. The remaining proceeds will be used for general corporate purposes, including investing in or furthering various product development programs, undertaking potential acquisitions, and developing technologies.

The notes and the common stock issuable upon conversion of the notes to be offered will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views as to Nektar Therapeutics’ business strategy, product and technology development plans and funding, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Nektar Therapeutics’ reports and other filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005. Actual results could differ materially from these forward-looking statements.

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